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                                                                     EXHIBIT 2.2


                                 AMENDMENT #2 TO
                            ASSET PURCHASE AGREEMENT

     This Amendment #2 is made as of April 30, 2002 (the "Agreement"), by and between Agilent Technologies, Inc., a Delaware corporation ("Agilent") and Sunrise Telecom Incorporated, a Dealware corporation ("Sunrise") to the Asset Purchase Agreement, dated as of January 23, 2002, between Agilent and Sunrise, as amended by Amendment #1, dated February 28, 2002 (the "Original Agreement"). All capitalized terms not otherwise defined herein shall have the same meaning as defined in the Original Agreement.


                                 R E C I T A L S
                                 ---------------

     WHEREAS, Agilent had previously delivered a Closing Statement pursuant to the Original Agreement and had paid $28,000 based on such Closing Statement;

     WHEREAS, Agilent and Sunrise have agreed to make changes to such Closing Statement; and

     WHEREAS, Agilent and Sunrise desire to amend the Original Agreement in the manner set forth below.

     NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

     1. Amendments to the Original Agreement. The parties agree that the
        ------------------------------------
Original Agreement shall be amended as follows:


          1.1 Amendment to Section 3.3(c). Section 3.3(c) will be deleted in its
              ---------------------------
entirety and replaced with the following:

     "Within sixty (60) days after the Closing, Seller will prepare and deliver to Buyer a calculation of the Closing Adjustment of the Business dated as of the Closing Date (the "Closing Statement"). The Closing Statement shall
                               -----------------
     be prepared by Seller in accordance with Schedule 3.3(c) and otherwise in
                                              ---------------
     accordance with generally accepted accounting principles applied on a basis consistent with the Financial Statements (as defined in Section 4.1(e)). During the preparation of the Closing Statement and the period of any dispute within the contemplation of this Section 3.3, Buyer shall (i) provide Seller and Seller's authorized representatives with full access to the books, records, facilities and employees of the Business and (ii) cooperate fully with Seller and Seller's authorized representatives, including by providing on a timely basis all information necessary or useful in preparing the Closing Statement."

     2. Previous Payment. Sunrise will return or otherwise credit Agilent the
        ----------------
$28,000 paid by Agilent after the Closing Date no later than the date of payment pursuant to Section 3.3(e) of the Original Agreement.

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     3. General. This Agreement may be executed in one or more counterparts, all
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of which shall be considered one and the same agreement and shall be effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                               AGILENT TECHNOLOGIES, INC.

                               By:     /s/ Hamish Gray
                                   -----------------------------------------
                                   Name:   Hamish Gray
                                   Title:  Controller
                                           Communications Services Solutions

                               SUNRISE TELECOM INCORPORATED

                               By:     /s/ Paul Ker-Chin Chang
                                   -----------------------------------------
                                   Name:   Paul Ker-Chin Chang
                                   Title:  President & Chief Executive Officer









                   [AMENDMENT #2 TO ASSET PURCHASE AGREEMENT]